Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

FIRST QUARTER 2020 INCREASED SALES AND EARNINGS

Eau Claire, Wisconsin (April 30, 2020) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2020 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings for the quarter, Maryjo Cohen, President, stated, “All three of the Company’s segments are deemed “essential” businesses by the states in which they are located. As a result, despite the challenges posed by the coronavirus (COVID-19) shutdown orders, the three segments have been able to maintain operations. No employees have been furloughed. Although customer logistics were a challenge, in particular for the Housewares/Small Appliance segment, shipments continued throughout the quarter. For the Defense segment, net sales increased by $1.6 million or 3.7%. Those for the Housewares/Small Appliance segment were likewise up, however, by a nominal $128,000 or 0.7%. Operating earnings increased from prior year levels with Defense up $3.1 million, a 40.8% increase over the prior year’s quarter due in part to the sales increase and increased efficiencies, but primarily to a more favorable sales mix. The Housewares/Small Appliance segment experienced a reduced operating loss from that reported the prior year. The startup Safety segment had nominal sales and, as expected, an operating loss. The combination of a reduced investment portfolio vis-à-vis the prior year and the reduced yields occasioned by the three Federal Reserve rate reductions in 2019, and the drastic COVID-19 drop in 2020 resulted in a 22.4% reduction in other income.”

The Housewares/Small Appliance segment had planned to introduce four new products at the March 2020 International Housewares Show. As a result of the COVID-19 pandemic, that show was cancelled, delaying the official introduction until this release. All four products fit well into the “stay safe” mentality which is expected to continue to result in more cooking at home. Two of the 2020 introductions are slated for major national advertising support this fall. Three have patents pending.

The first of the nationally advertised products is the Stuffler™ stuffed waffle maker. The Stuffler™ bakes incredibly delicious Belgian-style waffle with toppings stuffed inside. As a result of the Stuffler™, waffles are no longer just for breakfast, but also make a tasty hot lunch, hearty dinner, or delightful snack. The stuffed waffle maker works with most any batter, from traditional commercial and homemade waffle mixes to cake, quick breads, potato-based, and nut-based batters, to bread, tacos, and even egg/cheese mixtures for delicious stuffed chaffles. In terms of stuffing, the only limit is the user’s imagination. Selecting the stuffing is a fun family activity. The possibilities run the gamut—fresh fruits, jams, jellies, pie fillings, meats, poultry, fish, cheese, eggs, vegetables, and nuts, as well as most any dessert ingredient including caramel, chocolate, marshmallows, and cheesecake. The Stuffler™ is also easy and convenient to use. The rotating design flips 180° degrees to evenly spread the batter, ensuring waffles that are crispy on the outside and tender inside. The Stuffler™ tongs provide a handy means to lift, remove, and serve the finished waffle. Even storage is a breeze. The Stuffler™ locks in a vertical position, and its cord stores in the base.

The second product is the Dorothy™ rapid cold brewer. The Dorothy™ makes 22 ounces of delicious cold brew in minutes at home. Using a patent pending technology, the Dorothy™ rapidly spins coffee grounds through a “tornado” of water for quick flavor extraction, eliminating the long 12- to 24- hour wait required by traditional cold brewers or the need to visit a coffee shop. The resulting coffee is smooth and flavorful without a bitter taste because the coffee grounds are never exposed to high temperatures. The spinning water rapidly circulates coffee grounds for complete flavor extraction in as little as 15 minutes. Cleanup is easy as well. The carafe, filter, and grounds cup are dishwasher safe, and the cord detaches from the power base for easy storage.

In addition to these products, the Company will be introducing in 2020 its 12-quart Presto Precise™ digital pressure canner, the first digital canner to process food in accordance with the USDA Complete Guide to Home Canning. Pressure canning is the only method recommended by the USDA for safely canning low-acid foods like vegetables, meats, poultry, fish, and spaghetti sauce. The new canner uses patent-protected technology that includes an innovative sensor that automatically holds the precise processing temperature (240°F) required for safe processing. The canner’s LED display icons guide the user through each step of the process ensuring proper preheating of jars, full venting of air from the jars, and maintenance of the proper temperature throughout the process for the appropriate length of time. Because the sensor monitors temperature rather than pressure, there is no need to adjust pressure based on altitude. Best of all, there is also no need to stand over a hot stove on a warm summer day monitoring gauges or regulators. The canner handles both temperature regulation and timing automatically. The digital canner also contains technology enabling its use as a water bath canner for high-acid food. The temperature sensor detects the boiling point and activates the process, automatically holding the temperature at boiling throughout the required time to preserve fruits, jams, jellies, pickles, and salsa. The canner holds five quart, eight pint, or ten half-pint standard jars. Like the smaller pressure cookers in the Presto Precise™ line, the new canner is beautifully styled, and features a black stainless steel finish.

Finally, the Company is offering its Power Bento™ electric cooker, a compartmentalized “cook, heat, and eat” product that cooks ramen, eggs, and vegetables in minutes. It is also ideal for heating soups and stews. It’s the perfect size for one or two servings, ideal for singles or college students. The Bento™ is designed to be eaten out of as well and includes a spoon and fork for that purpose. The product also comes with a two-egg holder and on-board cord storage.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first self-service fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that could ultimately lead to significant losses.

	THREE MONTHS ENDED
	March 29, 2020	March 31, 2019
Net Sales	$65,636,000	$63,850,000
Net Earnings	$8,222,000	$5,951,000
Net Earnings Per Share	$1.17	$.85
Weighted Average Shares Outstanding	7,028,000	7,014,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.